EXHIBIT 99.1
Orbitz Worldwide, Inc. Reports First Quarter 2008 Results
▪	Gross bookings in the first quarter of 2008 totaled $2.9 billion as international gross bookings grew 41 percent to $488 million.

▪	Net revenue for the first quarter of 2008 increased three percent to $219 million.

▪	Net loss for the first quarter of 2008 was $15 million.

▪	Adjusted EBITDA for the first quarter of 2008 was $21 million.
Chicago, May 7, 2008 — Orbitz Worldwide, Inc. (NYSE: OWW) today announced results for the first quarter ended March 31, 2008. Net revenue increased to $219 million for the first quarter of 2008, up three percent from $212 million for the first quarter of 2007. The company reported a net loss in the first quarter of 2008 of $15 million or $0.18 per share, compared to a net loss of $10 million in the first quarter of 2007. Adjusted EBITDA for the first quarter of 2008 was $21 million.
“We anticipated that the first quarter of 2008 would be a difficult comparison against a very strong 2007 first quarter,” said Steven Barnhart, CEO and president of Orbitz Worldwide. “We plan to launch new functionality on our domestic sites and support it with a new advertising campaign, and thus we expect both topline and bottomline growth to accelerate through the balance of 2008. We are excited about these new features, which we believe will offer real value to our customers, strengthen the position of Orbitz.com and Cheaptickets.com as the best places to search for and book travel, and reignite growth in our domestic business. Consumers have indicated that they still intend to enjoy their summer vacations, and we believe these new tools will help price-conscious consumers find and purchase the best travel values.
“In the first quarter, we continued to pursue our key initiatives of expanding our presence in rapidly growing international markets and building our non-air businesses,” continued Barnhart. “We are pleased with the performance of our international businesses and are on track to move the balance of our ebookers sites onto our new global platform by the end of this year. We continue to add to our global sourcing team and build direct relationships with more hotels.”
The attached Appendix A entitled “Non-GAAP Financial Measures” provides a definition and information about the use of non-GAAP financial measures in this press release and reconciles these non-GAAP financial measures to the GAAP financial measures that Orbitz Worldwide considers to be the most comparable.
First Quarter Financial Highlights
Gross Bookings and Net Revenue
For the first quarter of 2008, Orbitz Worldwide’s gross bookings were $2.9 billion, equal to the first quarter of 2007. International gross bookings were $488 million, an increase of 41 percent (28 percent after adjusting for the impact of foreign currency fluctuations). Most of the growth in international gross bookings resulted from a higher number of transactions. Gross bookings at ebookers increased 45 percent to $386 million in the quarter, with strength in both air and non-

air. More than half of ebookers’ markets achieved growth of over 50 percent in gross bookings in the quarter. HotelClub reported an increase in gross bookings of 31 percent to $102 million. Results were particularly strong in Asia Pacific markets such as Australia, with 55 percent growth, and Japan, with 41 percent growth. These comparisons exclude the results of Travelbag, the U.K. offline travel company sold in July 2007.
Domestic gross bookings declined six percent for the first quarter of 2008 to $2.4 billion, with price increases more than offset by declines in transaction levels for both air and non-air bookings. Worldwide bookings for the air business declined one percent to $2.1 billion, and worldwide bookings for the non-air and other businesses increased three percent to $804 million compared to the first quarter of 2007.
Net revenue for the first quarter of 2008 was $219 million, an increase of three percent from $212 million in the first quarter of 2007. The impact of purchase accounting adjustments, which reduced reported net revenue in the first quarter of 2007, was largely offset by the absence of revenue in the 2008 quarter from Travelbag, the offline U.K. travel business sold in July 2007.
▪	Air net revenue was $95 million for the first quarter of 2008, down $4 million or four percent from $99 million in the first quarter of 2007. A decline in domestic air transactions was offset in part by higher net revenue per ticket in our U.S. operations.

▪	Non-air and other net revenue, which consists primarily of hotel, car, dynamic packaging, advertising and insurance revenue, was $124 million for the first quarter of 2008, up 10 percent from $113 million in the first quarter of 2007. International non-air and other net revenue increased 15 percent, while domestic non-air and other net revenue improved eight percent.

▪	Domestic revenue was $168 million for the first quarter of 2008, an increase of one percent from first quarter 2007 revenue of $166 million. The company continued to experience weakness in the domestic air business in the first quarter of 2008, but the decline in domestic air revenue was offset by revenue increases from advertising, travel insurance and hotels.

▪	International revenue was $51 million for the first quarter of 2008, an increase of 11 percent from $46 million reported in the first quarter of 2007.
In an effort to improve comparability between years, the company has posted on its website (http://orbitz-ir.com) a chart that adjusts net revenue for purchase accounting impacts, the sale of the offline U.K. travel business and currency fluctuations.
Additional operating metrics used by management to evaluate the results of Orbitz Worldwide are attached to this press release in Appendix B.

Expenses
Orbitz Worldwide’s cost of revenue was $43 million (20 percent of net revenue) in the first quarter of 2008, compared to $38 million (18 percent of net revenue) in the first quarter of 2007. Some of this increase is attributable to a higher level of charge-backs at one of our international locations early in 2008. The company has installed new revenue protection software and tighter security measures, and as a result, charge-backs are expected to decline.
Marketing expenses in the first quarter of 2008 were $85 million, an increase of four percent from $82 million in the first quarter of 2007. Increased advertising in continental Europe was offset in part by slightly lower online marketing expenditures in the U.S.
Selling, general and administrative (SG&A) expenses increased 10 percent in the first quarter of 2008 to $77 million from $70 million in the same period of 2007. Some portion of the increase relates to higher staffing levels as the company builds its hotel sourcing team and adds capabilities in the finance and legal functions to undertake corporate-level functions formerly provided by Travelport.
Adjusted EBITDA
Adjusted EBITDA was $21 million in the first quarter of 2008. Additional details can be found in Appendix A attached to this press release.
Interest and Capital Spending
Orbitz Worldwide incurred net interest expense of $16 million in the first quarter of 2008, compared to net interest expense of $19 million in the first quarter of 2007. Interest expense for the 2008 quarter primarily related to the $600 million term loan the company entered into in connection with its initial public offering in July 2007. Interest expense for the 2007 quarter related to the intercompany loan with Travelport that was repaid in connection with the IPO. Cash interest payments (net of capitalized interest) were $11 million for the first quarter 2008, whereas all of the interest expense in the first quarter of 2007 was non-cash.
Capital spending for the first quarter of 2008 was $12 million, a decrease of $2 million from capital expenditures of $14 million in the first quarter of 2007.
Other Highlights through April
•	The company continued to build its global hotel sourcing team, increasing the size of its market manager team by 13 percent in the first quarter.

•	The company announced a new distribution agreement with Carlson Hotels Worldwide, one of the world’s largest hotel companies operating in more than 970 locations in 71 countries. The agreement brings additional Carlson Hotels Worldwide inventory and services to Orbitz Worldwide’s global portfolio of brands and increases the company’s direct access to nearly 1,000 additional hotel properties around the world.

•	HotelClub launched a new extranet on HotelClub.com in order to create an enhanced and more flexible partnership with hoteliers around the world, enabling properties to adjust rates and availability directly.

•	Orbitz.com launched myidealbeach.com, a new online tool that helps customers find their ideal beach vacations based on the criteria that are important to them.

•	In April, HotelClub launched DreamClub, an extension and enhancement of its existing HotelClub rewards program.

•	HotelClub launched a new advertising campaign with the theme “We are competitive in beds.”

•	Orbitz for Business added major new clients including Fujitsu, Michaels Stores and Bendix Commercial Vehicle Systems.

•	Harrah’s Entertainment signed a partnership agreement with Orbitz Worldwide that makes the hotel inventory of the Harrah’s Operating Company, including Harrah’s Resort, Caesars, Showboat, and Bally’s, available through a portfolio of Orbitz Worldwide brands.

•	Orbitz introduced live destination specialists for select vacation hotspots who are available to assist online bookers with planning the perfect vacation as they browse Orbitz.com. Orbitz destination specialists, travel experts with extensive knowledge of local information, assist with air, hotel and car reservations, as well as attractions and services.
Quarterly Conference Call
Orbitz Worldwide will host a conference call to discuss its first quarter results at 10:00 a.m. EDT (9:00 a.m. CDT) on Wednesday, May 7. A live webcast of the conference call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of at least 90 days after the conference call, and an MP3 file of the call will also be available on the site. A transcript of the call will be posted under Webcasts & Presentations at http://orbitz-ir.com.
About Orbitz Worldwide
Orbitz Worldwide (corp.orbitz.com) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to search for and book a broad range of travel products offered by over 75,000 suppliers worldwide. Orbitz Worldwide owns and operates a portfolio of consumer brands. In the U.S., those brands include Orbitz (www.orbitz.com) and CheapTickets (www.cheaptickets.com), a leading online site for discounted leisure travel products. Orbitz Worldwide’s international brands include ebookers (www.ebookers.com), a leading full-service online travel company in Europe, serving customers through 13 country-specific websites; HotelClub (www.hotelclub.com), a global accommodation specialist website offering hotels in approximately 120 countries; and RatesToGo (www.ratestogo.com), which offers last-minute hotel reservations worldwide. The Away Network (www.away.com) specializes in providing travel content for travelers seeking unique experiences and activities. Orbitz for Business (www.orbitzforbusiness.com) is a full-service managed business travel program offering a portfolio of business travel products for small to large companies. Orbitz Worldwide is listed on the New York Stock Exchange (NYSE: OWW).
Forward-Looking Statements
This press release and its attachments contain forward-looking statements that involve risks, uncertainties and other factors concerning, among other things, Orbitz Worldwide’s (the “Company’s”) expected financial performance and its strategic operational plans. The results presented are preliminary and unaudited. The Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements and reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release and its attachments include, but are not limited to, competition in the travel industry; factors affecting the level of travel activity, particularly air travel volume; maintenance and protection of the Company’s information technology and intellectual property; the outcome of pending litigation; the Company’s significant indebtedness; future acquisition opportunities; risks associated with doing business in multiple currencies; trends in the travel industry; and general economic and business conditions. More information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission (“SEC”) on March 21, 2008, and is available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://orbitz-ir.com. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of May 6, 2008, and Orbitz Worldwide undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.
About Basis of Presentation
Prior to an intercompany restructuring (the “Reorganization”) that was completed on July 18, 2007, the Company’s businesses were operated by Travelport as a part of its broader corporate organization, rather than as a separate consolidated entity. The legal entity Orbitz Worldwide, Inc. was formed in connection with the Reorganization and as a result, prior to the Reorganization, there was no single capital structure upon which to calculate historical earnings (loss) per share information for the Orbitz Worldwide businesses. Accordingly, earnings (loss) per share information has not been presented for historical periods prior to the Reorganization.
About Non-GAAP Financial Measures
This press release and its attachments include certain non-GAAP financial measures as defined by the SEC. These measures may be different from non-GAAP measures used by other companies. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with U.S. generally accepted accounting principles (GAAP). Further information regarding the non-GAAP financial measures included in this press release are contained in Appendix A attached to this press release.

Media Contact:	Investor Contact:
Brian Hoyt	Shannon Burns
312.894.6890	312.260.2550
bhoyt@orbitz.com	shannon.burns@orbitz.com
###

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(in millions, except share and per share data)

	Three Months Ended March 31,
	2008	2007

Net revenue	$219	$212
Cost and expenses
Cost of revenue	43	38
Selling, general and administrative	77	70
Marketing	85	82
Depreciation and amortization	15	13

Total operating expenses	220	203

Operating (loss) income	(1)	9

Other (expense)
Interest expense, net	(16)	(19)

Total other (expense)	(16)	(19)

Loss before income taxes	(17)	(10)
(Benefit) provision for income taxes	(2)	—

Net loss	$(15)	$(10)

Three Months Ended
March 31, 2008
Net loss	$(15)

Net loss per share—basic and diluted:
Net loss per share	$(0.18)

Weighted average shares outstanding	83,151,303

Orbitz Worldwide, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(in millions, except share data)

	March 31, 2008	December 31, 2007

Assets
Current assets:
Cash and cash equivalents	$117	$25
Accounts receivable (net of allowance for doubtful accounts of $2 and $2, respectively)	68	60
Prepaid expenses	16	16
Security deposits	12	8
Deferred income taxes, current	7	3
Due from Travelport, net	14	—
Other current assets	14	9

Total current assets	248	121
Property and equipment, net	184	184
Goodwill	1,191	1,181
Trademarks and trade names	314	313
Other intangible assets, net	64	68
Deferred income taxes, non-current	11	12
Other non-current assets	44	46

Total Assets	$2,056	$1,925

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$29	$37
Accrued merchant payable	325	218
Accrued expenses	151	121
Deferred income	44	28
Due to Travelport, net	—	8
Term loan, current	6	6
Other current liabilities	6	4

Total current liabilities	561	422
Term loan, non-current	591	593
Line of credit	—	1
Tax sharing liability	115	114
Unfavorable contracts	16	17
Other non-current liabilities	42	40

Total Liabilities	1,325	1,187

Commitments and contingencies
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 83,175,241 and 83,107,909 shares issued and outstanding, respectively	1	1
Treasury stock, at cost, 17,083 and 8,852 shares held, respectively	—	—
Additional paid in capital	897	894
Accumulated deficit	(166)	(151)
Accumulated other comprehensive (loss) (net of accumulated tax benefit of $4 and $2, respectively)	(1)	(6)

Total Shareholders’ Equity:	731	738

Total Liabilities and Shareholders’ Equity	$2,056	$1,925

Orbitz Worldwide, Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in millions)

	Three Months Ended March 31,
	2008	2007

Operating activities:
Net (loss)	$(15)	$(10)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	15	13
Non-cash revenue	(1)	(3)
Non-cash interest expense	5	19
Deferred income taxes	(3)	2
Stock compensation	3	1
Provision for bad debts	—	2
Changes in assets and liabilities:
Accounts receivable	(7)	(15)
Deferred income	15	20
Accounts payable, accrued merchant payable, accrued expenses and other current liabilities	100	121
Other	(4)	(3)

Net cash provided by operating activities	108	147

Investing activities:
Property and equipment additions	(12)	(14)

Net cash (used in) investing activities	(12)	(14)

Financing activities:
Capital lease and debt payments	(2)	—
Advances to Travelport	—	(113)
Payments on tax sharing liability	(4)	—
Proceeds from line of credit	29	—
Payments on line of credit	(30)	—

Net cash (used in) financing activities	(7)	(113)

Effects of changes in exchange rates on cash and cash equivalents	3	—

Net increase in cash and cash equivalents	92	20
Cash and cash equivalents at beginning of period	25	28

Cash and cash equivalents at end of period	$117	$48

Supplemental disclosure of cash flow information:
Income tax payments, net	$1	$3
Cash interest payments, net of capitalized interest of almost nil and $2, respectively	$11	—
Non-cash investing activity:
Capital expenditures incurred not yet paid	$1	—
Non-cash financing activity:
Non-cash capital contributions and distributions to Travelport	—	$(860)

Appendix A
Non-GAAP Financial Measures
EBITDA is a performance measure used by management that is defined as net loss plus: net interest expense, provision for income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA as adjusted for certain items as described in the table below.
EBITDA and adjusted EBITDA, as presented for the three months ended March 31, 2008 and 2007, are not defined under GAAP, and do not purport to be an alternative to net loss as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA and adjusted EBITDA may not be comparable to other similarly-titled measures used by other companies.
Orbitz Worldwide uses and believes investors benefit from the presentation of EBITDA and adjusted EBITDA in evaluating its operating performance because they provide the Company and its investors with an additional tool to compare its operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect the Company’s core operations. Orbitz Worldwide believes that EBITDA and adjusted EBITDA are useful to investors and other external users of the Company’s financial statements in evaluating the Company’s operating performance and cash flow because:
▪	EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, income taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired; and

▪	Investors commonly adjust EBITDA information to eliminate the effect of non-recurring items such as restructuring charges, as well as non-cash items such as impairment of goodwill and intangible assets and equity compensation, all of which vary widely from company to company and impact comparability.
Orbitz Worldwide’s management uses adjusted EBITDA:
▪	As a measure of operating performance to assist in comparing performance from period to period on a consistent basis;

▪	As a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; and

▪	As a performance evaluation metric off which to base executive and employee incentive compensation programs.

The following table provides a reconciliation of net loss to EBITDA:

	Three Months Ended March 31,
(in millions)	2008	2007

Net (loss)	$(15)	$(10)
Interest expense, net	16	19
(Benefit) provision for income taxes	(2)	—
Depreciation and amortization	15	13

EBITDA	$14	$22

EBITDA was adjusted by the items listed and described in more detail below. The following table provides a reconciliation of EBITDA to Adjusted EBITDA.

	Three Months Ended March 31,
(in millions)	2008	2007

EBITDA	$14	$22
Purchase accounting adjustments (a)	—	6
Corporate allocations and other direct corporate costs (b)	—	3
Global platform expense (c)	—	2
Stock-based compensation expense (d)	4	1
Public company costs (e)	—	(4)
Professional services fees (f)	2	—
Severance expense (g)	1	—

Adjusted EBITDA (h)	$21	$30

(a)	Represents the purchase accounting adjustments made at the time the Company was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures in August 2006 in order to reflect the fair value of deferred revenue and accrued liabilities on the opening balance sheet date. These adjustments, which are non-recurring in nature, reduced deferred revenue and accrued liabilities and resulted in a reduction in net revenue and operating income for the three months ended March 31, 2007.

(b)	Represents corporate allocations and direct costs for services performed on the Company’s behalf by Travelport through the date of the Company’s initial public offering in July 2007 (“IPO”). Following the IPO, the Company now performs these services with either internal or external resources, although it continues to utilize Travelport for certain services under a transition services agreement. Refer to footnote (e) below for a discussion of the Company’s estimate of costs it would have incurred had it been operating as a public company for the three months ended March 31, 2007.

(c)	Represents costs associated with operating two technology platforms simultaneously as the Company invested in its global technology platform. These development and certain duplicative technology expenses are expected to cease in 2008 following the migration of certain of the Company’s operations to the global technology platform.

(d)	Primarily represents non-cash stock compensation expense; also includes expense related to restricted cash awards granted as a private company.

(e)	Certain corporate costs were previously incurred on the Company’s behalf by Travelport. This adjustment represents the Company’s estimate of costs it would have expected to incur for certain headquarters and public company costs had it been operating as a public company for the three months ended March 31, 2007, including costs for services which were previously provided by Travelport and adjusted for in footnote (b) above. These costs include tax, treasury, internal audit, board of directors’ costs, and similar items. Also included are costs for directors and officers insurance, audit, investor relations and other public company costs. The amount shown for the three months ended March 31, 2007, includes the Company’s estimate of such costs.
(f)	Represents one-time accounting and consulting services primarily associated with the IPO and post-IPO transition period.

(g)	Represents severance costs for departed Company employees.

(h)	Includes EBITDA of Tecnovate, an Indian services organization that the Company sold on July 5, 2007, of $1 million for the three months ended March 31, 2007. Also includes EBITDA of Travelbag (an offline U.K. travel business) that the Company sold on July 16, 2007 of $(1) million for the three months ended March 31, 2007. Travelbag had net revenues of $7 million and gross bookings $66 million for the three months ended March 31, 2007. Includes air net revenue of $4 million and non-air and other net revenue of $3 million of Travelbag for the three months ended March 31, 2007.

Appendix B
Summary of Selected Operating Metrics (Unaudited)

	Three Months Ended March 31,		%
(in millions)	2008	2007	Change

Gross Bookings (a)
Air	$2,071	$2,095	-1%
Non-air / Other	804	780	3%

Domestic	2,387	2,530	-6%
International	488	345	41%

Net Revenue (b)
Air	95	99	-4%
Non-air / Other	124	113	10%

Domestic	168	166	1%
International	51	46	11%

Net Loss	(15)	(10)	50%

EBITDA	14	22	-36%
Adjustments	7	8	* *
Adjusted EBITDA	21	30	-30%

**Not meaningful
(a)   Excludes gross bookings for an offline U.K. travel business (see Note H in Adjusted EBITDA table).
(b)  The net impact of purchase accounting adjustments recorded in the three months ended March 31, 2007, accounted for $6 million of the overall increase in net revenue from the three months ended March 31, 2007 to the three months ended March 31, 2008. This $6 million of purchase accounting adjustments impacted net revenue recorded from our non-air/other business in the three months ended March 31, 2007.